Exhibit 99
Meridian Interstate Bancorp, Inc. Reports Net Income for the Third Quarter and Nine Months Ended September 30, 2011
Contact: Richard J. Gavegnano, Chairman and Chief Executive Officer
(978) 977-2211
Boston, Massachusetts (October 25, 2011): Meridian Interstate Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”), which also operates under the name Mt. Washington Bank, a Division of East Boston Savings Bank (“Mt. Washington”), announced net income of $2.6 million, or $0.12 per diluted share, for the quarter ended September 30, 2011 compared to $3.0 million, or $0.13 per diluted share, for the quarter ended September 30, 2010. For the nine months ended September 30, 2011, net income was $10.0 million, or $0.46 per diluted share compared to $9.1 million, or $0.41 per diluted share, for the nine months ended September 30, 2010. The Company’s return on average assets was 0.54% for the quarter ended September 30, 2011 compared to 0.68% for the quarter ended September 30, 2010. For the nine months ended September 30, 2011, the Company’s return on average assets was 0.70% compared to 0.71% for the nine months ended September 30, 2010. The Company’s return on average equity was 4.78% for the quarter ended September 30, 2011 compared to 5.64% for the quarter ended September 30, 2010. For the nine months ended September 30, 2011, the Company’s return on average equity was 6.08% compared to 5.83% for the nine months ended September 30, 2010.
Richard J. Gavegnano, Chairman and Chief Executive Officer, said, “I am pleased to report net income of $2.6 million and earnings per share of $0.12 for the third quarter of 2011. In the midst of an extended period of slow growth and low interest rates, we are continuing to position the Company to take advantage of increasing demand for banks that focus on the needs of consumers and businesses in their communities. Along with the establishment in the third quarter of our new commercial and industrial lending division, we have also expanded our residential and commercial real estate lending team with seven seasoned lenders. And following the opening of an East Boston Savings Bank branch and two Mt. Washington branches earlier in the year, we opened a new East Boston Savings Bank branch this month in Danvers with plans to open another new East Boston Savings Bank branch in Cambridge by year end. We expect these actions to significantly increase our market share and earnings potential.”
Net interest income decreased $1.8 million, or 11.0%, to $14.2 million for the quarter ended September 30, 2011 from $16.0 million for the quarter ended September 30, 2010. The net interest rate spread and net interest margin were 2.98% and 3.15%, respectively, for the quarter ended September 30, 2011 compared to 3.75% and 3.93%, respectively, for the quarter ended September 30, 2010. For the nine months ended September 30, 2011, net interest income decreased $3.3 million, or 7.2%, to $42.7 million from $46.0 million for the nine months ended September 30, 2010. The net interest rate spread and net interest margin were 3.08% and 3.25%, respectively, for the nine months ended September 30, 2011 compared to 3.72% and 3.90%, respectively, for the nine months ended September 30, 2010. The decreases in net interest income were due primarily to deposit growth that was in excess of loan growth along with declines in yields on loans and securities for the third quarter and nine months ended September 30, 2011 compared to the same periods in 2010.
The Company’s yield on loans declined 51 basis points to 5.27%, which was partially offset by an increase in the average balance of the loan portfolio of $37.8 million, or 3.2%, to $1.239 billion for the quarter ended September 30, 2011 compared to the quarter ended September 30, 2010. The average balance of the Company’s interest-bearing deposits increased $168.3 million, or 13.4%, to $1.427 billion, which was partially offset by a decline in the cost of interest-bearing deposits of 14 basis points to 1.23%. The Company’s yield on interest-earning assets declined 92 basis points to 4.30% for the quarter ended September 30, 2011 compared to 5.22% for the quarter ended September 30, 2010, while the cost of interest-bearing liabilities declined 15 basis points to 1.32% for the quarter ended September 30, 2011 compared to 1.47% for the quarter ended September 30, 2010.

The Company’s provision for loan losses was $1.6 million for the quarter ended September 30, 2011 compared to $77,000 for the quarter ended September 30, 2010. For the nine months ended September 30, 2011, the provision for loan losses was $2.4 million compared to $2.2 million for the nine months ended September 30, 2010. These changes were based primarily on management’s assessment of loan portfolio growth and composition changes, an ongoing evaluation of credit quality and current economic conditions. In addition, the increase in the provision for loan losses for the quarter ended September 30, 2011 reflects increases in net charge-offs and specific reserves recorded for impaired loans. The allowance for loan losses was $12.1 million or 0.97% of total loans outstanding at September 30, 2011, compared to $10.2 million or 0.86% of total loans outstanding at December 31, 2010.
Non-performing loans increased to $49.1 million, or 3.94% of total loans outstanding at September 30, 2011, from $43.1 million, or 3.64% of total loans outstanding at December 31, 2010. Non-performing assets increased to $52.8 million, or 2.71% of total assets, at September 30, 2011, from $47.2 million, or 2.57% of total assets, at December 31, 2010. Non-performing assets at September 30, 2011 were comprised of $20.3 million of construction loans, $11.9 million of commercial real estate loans, $13.4 million of one-to four-family mortgage loans, $528,000 of multi-family mortgage loans, $2.0 million of home equity loans, $941,000 of commercial business loans and foreclosed real estate of $3.7 million. Non-performing assets at September 30, 2011 included $18.2 million of assets acquired in the Mt. Washington Co-operative Bank merger, comprised of $16.0 million of non-performing loans and $2.2 million of foreclosed real estate.
Non-interest income increased $286,000, or 8.6%, to $3.6 million for the quarter ended September 30, 2011 from $3.3 million for the quarter ended September 30, 2010, primarily due to increases of $564,000 in gain on sales of loans, net, and $169,000 in equity income from the Company’s Hampshire First Bank affiliate, partially offset by decreases of $154,000 in customer service fees and $318,000 in gain on sales of securities, net. For the nine months ended September 30, 2011, non-interest income increased $4.7 million, or 57.8%, to $12.7 million from $8.0 million for the nine months ended September 30, 2010, primarily due to increases of $3.5 million in gain on sales of securities, net, $405,000 in gain on sales of loans, net, and $811,000 in equity income from Hampshire First Bank.
Non-interest expense decreased $2.4 million, or 16.3%, to $12.3 million for the quarter ended September 30, 2011 from $14.6 million for the quarter ended September 30, 2010, primarily due to a $3.1 million charge during the quarter ended September 30, 2010 related to termination of the contract with Mt. Washington Co-operative Bank’s data processing services provider and a $367,000 decrease in deposit insurance, partially offset by an increase of $699,000 in salaries and employee benefits. For the nine months ended September 30, 2011, non-interest expense decreased $366,000, or 1.0%, to $37.4 million from $37.7 million for the nine months ended September 30, 2010, primarily due to the $3.1 million charge during the quarter ended September 30, 2010 related to termination of the contract with Mt. Washington Co-operative Bank’s data processing services provider, partially offset by increases of $2.2 million in salaries and employee benefits and $686,000 in occupancy and equipment expenses. The increases in salaries and employee benefits and occupancy and equipment expenses were associated with the new branches opened this year and costs associated with the expansion of residential and commercial lending capacity. The Company’s efficiency ratio was 70.58% for the quarter ended September 30, 2011 compared to 62.45% for the quarter ended September 30, 2010, excluding the charge to terminate Mt. Washington Co-operative Bank’s data processing contract. For the nine months ended September 30, 2011, the efficiency ratio was 73.03% compared to 65.02% for the nine months ended September 30, 2010, excluding the charge to terminate Mt. Washington Co-operative Bank’s data processing contract.
Mr. Gavegnano noted, “The increases in our staffing and occupancy costs and the efficiency ratio this year reflect our investment in expansion of lending capacity, additional sources of deposit funding and increasing market share. We are encouraged by our progress so far and believe these efforts will greatly enhance franchise value and stockholder value.”
The Company recorded a provision for income taxes of $1.4 million for the quarter ended September 30, 2011, reflecting an effective tax rate of 34.5%, compared to $1.6 million, or 35.3%, for the quarter ended September 30, 2010. For the nine months ended September 30, 2011, the provision for income taxes was $5.7 million, reflecting an effective tax rate of 36.1%, compared to $5.0 million, or 35.7%, for the nine months ended September 30, 2010. The changes in the income tax provision were primarily due to the changes in pre-tax income.

Total assets increased $108.8 million, or 5.9%, to $1.945 billion at September 30, 2011 from $1.836 billion at December 31, 2010. Cash and cash equivalents increased $73.7 million, or 47.4%, to $229.2 million at September 30, 2011 from $155.5 million at December 31, 2010. Securities available for sale decreased $21.5 million, or 6.0%, to $339.1 million at September 30, 2011 from $360.6 million at December 31, 2010. Net loans increased $61.0 million, or 5.2%, to $1.235 billion at September 30, 2011 from $1.174 billion at December 31, 2010.
Total deposits increased $111.0 million, or 7.6%, to $1.566 billion at September 30, 2011 from $1.455 billion at December 31, 2010, reflecting net growth of $128.2 million in core deposits. The net deposit growth also reflects $37.4 million of new deposits in the three branches opened during 2011. Total borrowings decreased $15.5 million, or 10.4%, to $133.2 million at September 30, 2011 from $148.7 million at December 31, 2010, reflecting $21.0 million of reductions in Federal Home Loan Bank advances partially offset by a $5.5 million increase in short-term borrowings.
Mr. Gavegnano added, “We are gratified that our core deposit growth initiatives this year have resulted in an increase in these non-term balances to $886.1 million, representing 56.6% of total deposits at September 30, 2011.”
Total stockholders’ equity increased $1.8 million, or 0.8%, to $217.4 million at September 30, 2011, from $215.6 million at December 31, 2010. The increase for the nine months ended September 30, 2011 was due primarily to $10.0 million in net income, partially offset by a $4.8 million increase in treasury stock resulting from the Company’s repurchase of 360,801 shares and a $4.6 million decrease in accumulated other comprehensive income reflecting a decrease in the fair value of available for sale securities, net of tax. Stockholders’ equity to assets was 11.18% at September 30, 2011, compared to 11.74% at December 31, 2010. Book value per share increased to $9.82 at September 30, 2011 from $9.59 at December 31, 2010. Tangible book value per share increased to $9.21 at September 30, 2011 from $8.98 at December 31, 2010. Market price per share decreased $0.88, or 7.5%, to $10.91 at September 30, 2011 from $11.79 at December 31, 2010. At September 30, 2011, the Company and the Bank continued to exceed all regulatory capital requirements.
On August 9, 2011, the Company announced that it had completed its third stock repurchase program, which consisted of 472,428 shares at an average price of $12.53 and adopted a fourth repurchase program for up to 904,224 shares of its common stock. As of September 30, 2011, the Company had repurchased 77,200 shares of its stock at an average price of $12.54 per share, or 8.5% of the shares authorized for repurchase under the fourth repurchase program.
Mr. Gavegnano said, “With completion of the third stock repurchase program and commencement of the fourth program, we have repurchased a total of 1,481,128 shares since late 2008. Along with additional stock repurchases, we continue to consider various other opportunities to enhance stockholder value.”
Meridian Interstate Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank, a Massachusetts-chartered stock savings bank founded in 1848, operates 23 full service locations in the greater Boston metropolitan area including eight full service locations in its Mt. Washington Bank Division. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.
Forward Looking Statements
Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Interstate Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Interstate Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
(Dollars in thousands)	2011	2010
ASSETS
Cash and due from banks	$229,137	$155,430
Federal funds sold	63	63

Total cash and cash equivalents	229,200	155,493

Certificates of deposit — affiliate bank	2,500	—
Securities available for sale, at fair value	339,135	360,602
Federal Home Loan Bank stock, at cost	12,538	12,538
Loans held for sale	5,891	13,013

Loans	1,246,703	1,183,717
Less allowance for loan losses	(12,130)	(10,155)

Loans, net	1,234,573	1,173,562

Bank-owned life insurance	34,748	33,829
Foreclosed real estate, net	3,684	4,080
Investment in affiliate bank	12,629	11,497
Premises and equipment, net	35,800	34,425
Accrued interest receivable	6,799	7,543
Prepaid deposit insurance	1,653	3,026
Deferred tax asset, net	8,360	5,441
Goodwill	13,687	13,687
Other assets	3,434	7,094

Total assets	$1,944,631	$1,835,830

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non interest-bearing	$134,537	$111,423
Interest-bearing	1,431,636	1,343,792

Total deposits	1,566,173	1,455,215

Short-term borrowings — affiliate bank	7,468	1,949
Short-term borrowings — other	10,052	10,037
Long-term debt	115,709	136,697
Accrued expenses and other liabilities	27,834	16,321

Total liabilities	1,727,236	1,620,219

Stockholders’ equity:
Common stock, no par value, 50,000,000 shares authorized; 23,000,000 shares issued	—	—
Additional paid-in capital	97,499	97,005
Retained earnings	132,569	122,563
Accumulated other comprehensive income	3,414	8,038
Treasury stock, at cost, 553,019 and 192,218 shares at September 30, 2011 and December 31, 2010, respectively	(6,920)	(2,121)
Unearned compensation — ESOP, 672,750 and 703,800 shares at September 30, 2011 and December 31, 2010, respectively	(6,727)	(7,038)
Unearned compensation — restricted shares, 318,295 and 326,905 at September 30, 2011 and December 31, 2010, respectively	(2,440)	(2,836)

Total stockholders’ equity	217,395	215,611

Total liabilities and stockholders’ equity	$1,944,631	$1,835,830

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share amounts)	2011	2010	2011	2010
Interest and dividend income:
Interest and fees on loans	$16,458	$17,491	$49,068	$50,530
Interest on debt securities	2,610	3,461	8,611	10,291
Dividends on equity securities	257	232	792	665
Interest on certificates of deposit	8	8	25	42
Interest on other interest-earning assets	104	36	306	84

Total interest and dividend income	19,437	21,228	58,802	61,612

Interest expense:
Interest on deposits	4,426	4,355	13,615	12,864
Interest on short-term borrowings	9	11	32	55
Interest on long-term debt	769	868	2,426	2,649

Total interest expense	5,204	5,234	16,073	15,568

Net interest income	14,233	15,994	42,729	46,044
Provision for loan losses	1,563	77	2,391	2,245

Net interest income, after provision for loan losses	12,670	15,917	40,338	43,799

Non-interest income:
Customer service fees	1,401	1,555	4,196	4,459
Loan fees	245	238	708	536
Gain on sales of loans, net	873	309	1,478	1,073
Gain on sales of securities, net	467	785	4,256	785
Income from bank-owned life insurance	304	286	919	865
Equity income on investment in affiliate bank	314	145	1,132	321

Total non-interest income	3,604	3,318	12,689	8,039

Non-interest expenses:
Salaries and employee benefits	7,666	6,967	21,825	19,580
Occupancy and equipment	1,765	1,670	5,850	5,164
Data processing	729	779	2,189	2,282
Data processing contract termination cost	—	3,075	—	3,075
Marketing and advertising	551	373	1,632	1,419
Professional services	537	465	2,002	1,940
Foreclosed real estate	30	28	130	304
Deposit insurance	211	578	1,469	1,670
Other general and administrative	771	710	2,268	2,297

Total non-interest expenses	12,260	14,645	37,365	37,731

Income before income taxes	4,014	4,590	15,662	14,107
Provision for income taxes	1,384	1,619	5,656	5,034

Net income	$2,630	$2,971	$10,006	$9,073

Earnings per share:
Basic	$0.12	$0.13	$0.46	$0.41
Diluted	$0.12	$0.13	$0.46	$0.41

Weighted average shares:
Basic	21,721,219	22,033,643	21,851,237	22,096,747
Diluted	21,843,081	22,037,561	21,976,728	22,103,406

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Net Interest Income Analysis
(Unaudited)

	For the Three Months Ended September 30,
	2011			2010
	Average		Yield/	Average		Yield/
(Dollars in thousands)	Balance	Interest	Cost (4)	Balance	Interest	Cost (4)
Assets:
Interest-earning assets:
Loans (1)	$1,238,787	$16,458	5.27%	$1,200,946	$17,491	5.78%
Securities and certificates of deposits	351,591	2,875	3.24	349,691	3,701	4.20
Other interest-earning assets	201,536	104	0.20	62,513	36	0.23

Total interest-earning assets	1,791,914	19,437	4.30	1,613,150	21,228	5.22

Noninterest-earning assets	140,873			130,999

Total assets	$1,932,787			$1,744,149

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$135,989	149	0.43	$116,282	129	0.44
Money market deposits	383,240	884	0.92	309,486	837	1.07
Regular and other deposits	205,681	257	0.50	184,920	254	0.54
Certificates of deposit	701,655	3,136	1.77	647,554	3,135	1.92

Total interest-bearing deposits	1,426,565	4,426	1.23	1,258,242	4,355	1.37
Borrowings	136,211	778	2.27	151,071	879	2.31

Total interest-bearing liabilities	1,562,776	5,204	1.32	1,409,313	5,234	1.47

Noninterest-bearing demand deposits	128,364			110,210
Other noninterest-bearing liabilities	21,575			13,916

Total liabilities	1,712,715			1,533,439
Total stockholders’ equity	220,072			210,710

Total liabilities and stockholders’ equity	$1,932,787			$1,744,149

Net interest-earning assets	$229,138			$203,837

Net interest income		$14,233			$15,994

Interest rate spread (2)			2.98%			3.75%
Net interest margin (3)			3.15%			3.93%
Average interest-earning assets to average interest-bearing liabilities		114.66%			114.46%

Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$1,554,929	$4,426	1.13%	$1,368,452	$4,355	1.26%
Total deposits and borrowings, including noninterest-bearing demand deposits	$1,691,140	$5,204	1.22%	$1,519,523	$5,234	1.37%

(1)	Loans on non-accrual status are included in average balances.

(2)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by average interest-earning assets.

(4)	Annualized.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Net Interest Income Analysis
(Unaudited)

	For the Nine Months Ended September 30,
	2011			2010
	Average		Yield/	Average		Yield/
(Dollars in thousands)	Balance	Interest	Cost (4)	Balance	Interest	Cost (4)
Assets:
Interest-earning assets:
Loans (1)	$1,208,880	$49,068	5.43%	$1,175,322	$50,530	5.75%
Securities and certificates of deposits	372,858	9,428	3.38	347,711	10,998	4.23
Other interest-earning assets	178,020	306	0.23	55,549	84	0.20

Total interest-earning assets	1,759,758	58,802	4.47	1,578,582	61,612	5.22

Noninterest-earning assets	139,008			134,497

Total assets	$1,898,766			$1,713,079

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$131,510	438	0.45	$112,462	394	0.47
Money market deposits	361,188	2,623	0.97	305,669	2,617	1.14
Regular and other deposits	199,331	794	0.53	183,406	756	0.55
Certificates of deposit	702,357	9,760	1.86	631,157	9,097	1.93

Total interest-bearing deposits	1,394,386	13,615	1.31	1,232,694	12,864	1.40
Borrowings	146,866	2,458	2.24	154,384	2,704	2.34

Total interest-bearing liabilities	1,541,252	16,073	1.39	1,387,078	15,568	1.50

Noninterest-bearing demand deposits	120,362			102,880
Other noninterest-bearing liabilities	17,598			15,665

Total liabilities	1,679,212			1,505,623
Total stockholders’ equity	219,554			207,456

Total liabilities and stockholders’ equity	$1,898,766			$1,713,079

Net interest-earning assets	$218,506			$191,504

Net interest income		$42,729			$46,044

Interest rate spread (2)			3.08%			3.72%
Net interest margin (3)			3.25%			3.90%
Average interest-earning assets to average interest-bearing liabilities		114.18%			113.81%

Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$1,514,748	$13,615	1.20%	$1,335,574	$12,864	1.29%
Total deposits and borrowings, including noninterest-bearing demand deposits	$1,661,614	$16,073	1.29%	$1,489,958	$15,568	1.40%

(1)	Loans on non-accrual status are included in average balances.

(2)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by average interest-earning assets.

(4)	Annualized.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Selected Financial Highlights
(Unaudited)

	At or For the Three Months Ended		At or For the Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Key Performance Ratios
Return on average assets (1)	0.54%	0.68%	0.70%	0.71%
Return on average equity (1)	4.78	5.64	6.08	5.83
Stockholders’ equity to total assets	11.18	11.82	11.18	11.82
Interest rate spread (1) (2)	2.98	3.75	3.08	3.72
Net interest margin (1) (3)	3.15	3.93	3.25	3.90
Non-interest expense to average assets (1)	2.54	3.36	2.62	2.94
Efficiency ratio (4)	70.58	62.45	73.03	65.02

	September 30,	December 31,	September 30,
	2011	2010	2010

Asset Quality Ratios
Allowance for loan losses/total loans	0.97%	0.86%	0.95%
Allowance for loan losses/non-performing loans	24.72	23.54	30.77
Non-performing loans/total loans	3.94	3.64	3.10
Non-performing loans/total assets	2.52	2.35	2.08
Non-performing assets/total assets	2.71	2.57	2.26

Share Related
Book value per share	$9.82	$9.59	$9.45
Tangible book value per share	$9.21	$8.98	$8.95
Market value per share	$10.91	$11.79	$10.54
Shares outstanding	22,128,686	22,480,877	22,461,927

(1)	Annualized.

(2)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by average interest-earning assets.

(4)	The efficiency ratio represents non-interest expense excluding data processing contract termination costs divided by the sum of net interest income and non-interest income excluding gains or losses on the sale of securities.